SUITE 500, 122–1ST AVENUE SOUTH, SASKATOON, SASKATCHEWAN CANADA S7K 7G3 PHONE (306) 933-8500 FAX (306) 933-8844

For Immediate Release
July 21, 2004
Listed: TSX, NYSE

Symbol: POT

PotashCorp Announces Two-For-One Stock Split
and 20 Percent Increase in Cash Dividend

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) announced today that its Board of Directors has approved a two-for-one stock split of the company’s outstanding common shares. Payable in the form of a stock dividend, all shareholders will receive one additional share for each share owned on the record date of August 11, 2004.

The Board of Directors also declared a quarterly cash dividend of US $0.15 per common share (on a post-split basis), payable November 15, 2004 to shareholders of record on October 25, 2004. This represents a 20 percent increase in PotashCorp’s quarterly cash dividend. While the company does not have a specific dividend policy, quarterly dividends have been declared since the first quarter of 1990, the company’s first full quarter subsequent to its initial public offering in November 1989.

“Our decision to split the stock and increase the dividend reflects our confidence in the company’s continued success and prospects for future growth, especially in potash – our company’s franchise,” said Bill Doyle, President and Chief Executive Officer of Potash Corp. “In addition, the larger number of shares resulting from the stock split should enhance liquidity and our trading volume to the further benefit of shareholders.”

Shareholders who have PotashCorp stock certificates should retain them. The transfer agent, CIBC Mellon Trust Company, will mail new certificates on August 17, 2004. Upon completion of the stock dividend, the number of shares outstanding will approximate 107 million. PotashCorp’s common shares are expected to commence trading on a split basis on August 9, 2004 on the Toronto Stock Exchange and August 18, 2004 on the New York Stock Exchange. The stock split will have no unfavorable tax consequences in Canada or the United States.

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, fourth largest in phosphate and third largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.

This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the company’s annual report to shareholders for 2003 and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, fluctuation in supply and demand in fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact: Betty-Ann Heggie Senior Vice President, Corporate Relations
Phone:	(306) 933-8521
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web Site:	www.potashcorp.com